EXHIBIT 11


                       HOST MARRIOTT SERVICES CORPORATION
                   COMPUTATIONS OF INCOME PER COMMON SHARE (1)
                     (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
                                   (UNAUDITED)



                                                                      1998                              1997
                                                          -----------------------------     ------------------------------
                                                             BASIC         DILUTED             BASIC          DILUTED
--------------------------------------------------------- ------------ ---------------- --- ------------- ----------------

Net income available to common shareholders                     $24.1            $24.1             $20.8            $20.8
--------------------------------------------------------- ------------ ---------------- --- ------------- ----------------

Shares:
   Weighted average number of common
      shares outstanding                                         34.0             34.0              34.6             34.6
   Assuming distribution of shares issuable for
      employee stock options, less shares assumed
      purchased at applicable market (1)                          ---              0.4               ---              0.4
   Assuming distribution of shares issuable for Host
      Marriott Corporation stock options held by
      Marriott International employees, less shares
      assumed purchased at applicable market (1)                  ---              0.8               ---              1.0
   Assuming distribution of shares issuable for Host
      Marriott Corporation deferred stock held by
      Marriott International employees, less shares
      assumed purchased at applicable market (1)                  ---              0.1               ---              0.2
   Assuming distribution of shares granted under
      deferred stock incentive plan, less shares
      assumed purchased at applicable market (1)                  ---              0.3               ---              0.3
--------------------------------------------------------- ------------ ---------------- --- ------------- ----------------

Total weighted average common shares outstanding                 34.0             35.6              34.6             36.5
--------------------------------------------------------- ------------ ---------------- --- ------------- ----------------

Income per common share                                         $0.71            $0.68             $0.60            $0.57
--------------------------------------------------------- ------------ ---------------- --- ------------- ----------------



(1) The applicable market price for diluted income per common share equals the average market price for the fiscal year.

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